Exhibit 3(i).2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN STEM CELL CORPORATION

American Stem Cell Corporation, a corporation organized and existing under and by virtue of the laws of the State of Nevada (the "General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is American Stem Cell Corporation.

2. That the Certificate of Incorporation of this corporation was originally filed on March 15, 2005, and that the Certificate of Incorporation is amended and restated in its entirety to read as set forth in the resolution of the Board of Directors set forth below.

3. That the Board of Directors duly adopted resolutions in accordance with the provisions of  the Nevada Revised Statutes § 78.207,  proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE 1

The name of this corporation is American Stem Cell Corporation.

ARTICLE 2

The address of the registered office of the Corporation in the State of Nevada is 7005 Via Bella Luna, Las Vegas, Nevada 89131.  The name of its registered agent at such address is Robert Kay

.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE 4

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value (the "Common Stock”), and

Fifty Million (50,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock”), which Preferred Stock shall have such designations, powers, preferences and rights as permitted hereunder and as may be authorized by the Board of Directors from time to time. The Preferred Stock shall be divided into series. The first series shall consist of 18,025,000 shares and is designated "Series A Preferred Stock.”

A. COMMON STOCK

General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law.

B. SERIES A PREFERRED STOCK

Eighteen Million Twenty-Five Thousand (18,025,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Any shares of Series A Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of the Series A Preferred Stock.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to that dividend per share of Series A Preferred Stock as would payable on each share of such class if all shares of such class or series had been converted into Common Stock, calculated on the record date for determination of holders entitled to receive such dividend.

2. Liquidation, Dissolution or Winding Up.

(a) Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.00 (the "Original Issuance Price”) for each outstanding share of Series A Preferred Stock, as adjusted for events described in Subsection 4(d) below, plus (ii) an amount equal to declared but unpaid dividends on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2(a) is hereinafter referred to as the "Series A Liquidation Amount.”

(b) Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets available for distribution to the Corporation's stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) In the event any assets to be distributed hereunder consist of items other than cash, the value thereof shall be determined by the Corporation's Board of Directors and the holders of Series A Preferred Stock which would be entitled to receive such assets representing at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock (voting together as a single class). In the event the Board of Directors and holders representing a majority of the voting power of all then outstanding shares of Series A Preferred Stock cannot agree on the fair market value, such parties shall appoint a mutually acceptable neutral appraiser of nationally recognized standing to determine the fair market value of such securities.

3. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as provided by law or by the provisions of Subsection 3(b) below or other specific provisions hereof, holders of Series A Preferred Stock shall have no voting rights.

(b) The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall, however, be entitled to elect two (2) directors of the Corporation (the "Series A Directors”). Any Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. A vacancy in any directorship filled by the holders of shares of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of shares of Series A Preferred Stock or by any remaining Series A Director.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the second anniversary of the Series A Original Issuance Date, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issuance Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price” shall initially be ninety percent (90%) of the weighted average of the publicly available trading price per share of Common Stock on the principal U.S. stock exchange on which the Corporation's Common Stock is listed (the "Principal Exchange”), for the consecutive thirty (30) day period immediately preceding the date of receipt by the Corporation of the holder's notice of election of conversion. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 below, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the

Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall cause the Chief Financial Officer of the Corporation to, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(f) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5. Mandatory Conversion.

(a) Upon satisfaction of both of the following criteria: (i) the weighted average of the publicly available trading price per share of Common Stock on the principal stock exchange on which the Common Stock is traded in the United States shall be in excess of Ten Dollars ($10) for a consecutive forty-five (45) day period and (ii) upon conversion (x) the shares of Common Stock into which the shares of Series A Preferred Stock would be converted would be freely tradable without restriction and (y) there is sufficient daily trading volume to make an orderly sale of such shares feasible, then the Corporation shall have the option (but not the obligation) to elect to cause all (but not less than all) of the shares of Series A Preferred Stock to be converted into shares of Common Stock at a "Mandatory Conversion Price” equal to the lesser of the Series A Conversion Price in effect at the time of conversion or Nine Dollars ($9) per share of Common Stock. However, in the event at any time prior to the Mandatory Conversion Date as defined below there shall have occurred any reduction in the number of shares of Common Stock outstanding below the number of such shares outstanding on the date of the original issuance of the Series A Preferred shares (the "Original Issue Date”), whether through reverse stock splits, share buybacks, or any other means, the Nine Dollar ($9) maximum conversion price referred to above shall be reduced in proportion to such reduction in the number of Common Shares outstanding. The effective date of such conversion (the "Mandatory Conversion Date”) shall be specified by the Corporation in accordance with Subsection 5(b) below. On the Mandatory Conversion Date, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Mandatory Conversion Price and (ii) such shares may not be reissued by the Corporation as shares of any class or series.

(b) All holders of record of shares of Series A Preferred Stock shall be given at least ten (10) days written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series A Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) above in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued as shares of any class or Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Redemption.

(a) Mandatory Redemption. From and after the date five (5) years after the Series A Original Issuance Date (the "Fifth Year Anniversary”), the holders of the Series A Preferred Stock, upon the written approval of the holders of a majority of the Series A Preferred Stock then outstanding, may require the Corporation to redeem all of the Series A Preferred Stock by delivery of a written notice executed by the holders of a majority of the Series A Preferred Stock then outstanding, requesting such redemption, together with a copy of the written consent of the holders of a majority of the Series A Preferred Stock then outstanding with respect to such redemption (the "Mandatory Redemption Notice”). The Mandatory Redemption Notice shall be delivered to the Corporation at least thirty (30) days prior to the desired date of redemption (the "Mandatory Redemption Date”), which may be any date on or after the Fifth Year Anniversary. The shares of Series A Preferred Stock which are so requested to be redeemed are referred to herein as the "Mandatory Redemption Shares.” Within five (5) calendar days following receipt of the Mandatory Redemption Notice (the "Mandatory Redemption Receipt Date”), the Corporation shall deliver a Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock informing such holders (in addition to providing the information set forth in Subsection 6(h) below) of (i) the receipt of the Mandatory Redemption Notice and (ii) the Mandatory Redemption Receipt Date. The Corporation shall redeem the Mandatory Redemption Shares on the Mandatory Redemption Date by paying in cash in exchange for each Mandatory Redemption Share a sum equal to the value of the Series A Liquidation Amount as determined in accordance with Subsection 2(a) hereof (the "Mandatory Redemption Price”).

(b) Optional Redemption.  At any time Corporation may redeem (the "Optional Redemption Option”) from any funds legally available therefor, all, but not less than all, of the shares of Series A Preferred Stock (the "Optional Redemption Shares”). The Optional Redemption Option shall be executed by delivery of a written Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock then outstanding, specifying the number of shares to be redeemed. The Redemption Notice shall be delivered to such holders at least thirty (30) days prior to the desired date of redemption, which may be any date not later than the date ninety (90) days following the end of any fiscal year of the Corporation. The Corporation shall redeem the Optional Redemption Shares by paying in cash an "Optional Redemption Price” equal to the percentage of the Original Issuance Price set forth below, plus all declared but unpaid dividends thereon. Any redemption effected pursuant to this Subsection 6 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

The " Optional Redemption Price,” shall be a price equal to:

(i) Ninety percent (90%) of the Original Issuance Price if the Redemption Notice is sent on or before the first anniversary of the Series A Original Issuance Date;

(ii) Ninety Two and one quarter percent (92.25%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the second anniversary of the Series A Original Issuance Date;

(iii) Ninety five percent (95%) of the Original Issuance Price if the Redemption Notice is sent on or before the third anniversary of the Series A Original Issuance Date;

(iv) Ninety seven and one quarter percent (97.25%) of the Original Issuance Price if the Redemption Notice is sent on or before the fourth anniversary of the Series A Original Issuance Date; and

(v) One hundred percent (100%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the fifth anniversary of the Series A Original Issuance Date.

(c) Lifeline Default Redemption Option. Upon the occurrence of any Lifeline Default Redemption Event (as defined below), the Corporation shall have the option (but not the obligation) (the "Lifeline Default Redemption Option”) to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Lifeline Default Redemption Shares”). The Corporation shall send notice to each holder of Series A Preferred Stock of its election to exercise the Lifeline Default Redemption Option not less than thirty (30) and not more than sixty (60) days prior to the date (the "Lifeline Default Redemption Date”) on which the Corporation intends to effectuate the closing of the Lifeline Default Redemption Option. The Corporation shall redeem the Lifeline Default Redemption Shares on the Lifeline Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Lifeline Default Redemption Date all of the membership interests of Lifeline Cell Technology ("Lifeline”) previously delivered to the Corporation by the holders of Series A Preferred Stock (the "Lifeline Common Stock”).

The following shall be "Lifeline Default Redemption Events”:

(i) Lifeline shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy,” as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code”); or an involuntary case is commenced against Lifeline and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Lifeline; or Lifeline commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Lifeline; or there is commenced against Lifeline any such proceeding which remains undismissed for a period of ninety (90) days; or Lifeline is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Lifeline suffers any appointment of any receiver, custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or Lifeline makes a general assignment for the benefit of creditors; or any corporate action is taken by Lifeline for the purpose of effecting any of the foregoing; or

(ii) Lifeline shall (x) expend a material amount of funds for purposes outside the reasonable scope of Lifeline's business, (y) borrow or enter into an agreement for the purpose of borrowing funds other than in the ordinary course of Lifeline's business without the prior approval of the Corporation's Board of Directors (it being understood that installment purchases of equipment and other customary business borrowings shall constitute ordinary course of business for Lifeline, but capital financing shall not) or (z) expend funds materially in excess of Lifeline's annual operating budget; or

(iii) Lifeline shall fail to meet any of the material development milestones funded by the Corporation in accordance with Lifeline's annual operating budget.

(d) Corporation Default Redemption Option. Upon the occurrence of any Corporation Default Redemption Event (as defined below), the holders of not less than a majority of the shares of Series A Preferred Stock shall have the option (but not the obligation) (the "Default Corporation Redemption Option”), by notice to the Corporation given not less than thirty (30) and not more than sixty (60) days prior to the date (the "Corporation Default Redemption Date”) on which such holders intend to effectuate the closing of the Default Corporation Redemption Option, to require the Corporation to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Corporation Default Redemption Shares”). The Corporation shall redeem the Corporation Default Redemption Shares on the Corporation Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Corporation Default Redemption Date all of the membership interests of Lifeline owned beneficially or of record by the Corporation.

The following shall be "Corporation Default Redemption Events”:

(i) The Corporation shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Corporation and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Corporation; or the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation; or there is commenced against the Corporation any such proceeding which remains undismissed for a period of ninety (90) days; or the Corporation is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Corporation suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or the Corporation makes a general assignment for the benefit of creditors; or any corporate action is taken by the Corporation for the purpose of effecting any of the foregoing; or

(ii) The Corporation shall cease to be a reporting company pursuant to the Securities Act of 1933, as amended; or

(iii) The Corporation shall breach any of the provisions set forth in Section 7 below; or

(iv) The Corporation shall fail to establish and sustain a liquid and orderly market for its securities. ; or

(v) The Corporation shall fail to file an application for listing of its securities on any nationally recognized stock exchange, immediately upon satisfying the minimum listing requirements of such exchange, or, after the Corporation has filed such an application in a timely manner, such exchange shall fail to list such securities within a reasonable period of time after filing of the listing application; or

(vi) The Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be available in full to Lifeline concurrently with the issuance of the Series A Preferred Stock; or

(vii) For either the year commencing on the first anniversary of the Series A Original Issue Date ("Year 2”) or the year commencing on the second anniversary of the Series A Original Issue Date ("Year 3”), the Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be structured in such a manner that Lifeline shall have available to be drawn by it in full a working capital reserve funded by way of an advance in the amount of not less than Five Hundred Thousand Dollars ($500,000) not less than three (3) months prior to the commencement of each of Year 2 and Year 3, as applicable.

(e) Certain Definitions. For purposes of this Section 6, the following definitions shall apply:

(i) "Redemption Date” shall, as applicable, mean each of a Mandatory Redemption Date, Lifeline Default Redemption Date and Corporation Default Redemption Date.

(ii) "Redemption Price” shall mean, as applicable, each of the Mandatory Redemption Price and Net Profits Redemption Price.

(f) Pro Rata Redemption. If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock to be redeemed on such Redemption Date under Subsections 6(a) or 6(b) above, the Corporation shall redeem a pro rata portion of each holder's redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to be redeemed as soon as practicable after the Corporation has funds legally available therefor.

(g) Redemption Notice. Written notice of any redemption of the Series A Preferred Stock (the "Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law. Each Redemption Notice shall state:

(I) The Section of this Certificate of Incorporation pursuant to which the redemption is being effectuated;

(II) The number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(III) The Redemption Date, and whether the consideration for the redemption of the Series A Preferred Stock shall consist of (x) a Mandatory Redemption Price” or Optional Redemption Price” under Subsections 6(a) or 6(b) above, in which event the Redemption Notice shall specify the Redemption Price, or (y) the Lifeline Common Stock (or Membership Interests, as the case may be);

(IV) The date upon which the holder's right to convert such shares terminates; and

(V) That the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(h) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(i) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price (if any) payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive, as applicable, the Redemption Price, without interest, or the Lifeline Common Stock, upon surrender of their certificate or certificates for shares of Series A Preferred Stock.

(j) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7. Covenants.

(a) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of such outstanding shares of Series A Preferred Stock:

(i) authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or on parity with Series A Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise or which have any rights, preferences, privileges, powers or other features which are not applicable to the Series A Preferred Stock;

(ii) take any action which would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(iii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock;

(iv) offer any party, other than the holders of the Common Stock or Series A Preferred Stock, any registration rights unless comparable rights are offered to the holders of the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of all Directors”

(i) merge, consolidate, sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets unless the Corporation is the surviving corporation following such merger or consolidation;

(ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) other shares of its capital stock, except as provided in Section 6 above or pursuant to any agreement with an employee of the Corporation which calls for the repurchase by the Corporation of all or a portion of an employee's shares following termination of employment or pursuant to a stock plan adopted by the Board of Directors;

(iii) declare or pay any dividends or make any distributions with respect to any of its securities, except for dividends payable with respect to Series A Preferred Stock and dividends payable in Common Stock;

(iv) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or incur any other indebtedness, or other senior obligation which would, directly or in the event of default thereon, create any lien or claim against any of the membership interests of Lifeline Cell Technology previously delivered to the Corporation by the holders of Series A Preferred Stock or in any way interfere with the implementation of the Corporation Default Redemption Option or the Lifeline Default Redemption Option as set forth herein.

ARTICLE 5

Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 9

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Nevada is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the

Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Nevada Law.

Without in any way limiting the foregoing, the Corporation shall indemnify each director of the Corporation, and his heirs, executors and administrators, and may indemnify each officer, employee and agent of the Corporation, his heirs, executors, administrators, and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law, to the greatest extent permitted or provided by law (a) against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Corporation, or in connection with any appeal therein, or otherwise; and no provision of this Article 10 is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law or any other law now or hereafter in effect.

The Board of Directors may in its discretion authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraphs of this Article 10.

Any amendment, repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ARTICLE 11

Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 12

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them,

any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of  the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 13

In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

* * *

3.  The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 35,200,000; that the amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this __ day of July, 2005.

By:_________________________

President